Exhibit 10.4

RENASANT BANK

DIRECTORS’ DEFERRED FEE PLAN

(Final 409A Compliance Amendment)

Whereas, Renasant Bank, a financial institution with its principal place of business in Tupelo, Mississippi (the “Bank”), maintains the Renasant Bank Directors’ Deferred Fee Plan, which plan was most recently amended and restated effective as of January 1, 2007 (the “Plan”);

Whereas, such Plan constitutes a “deferred compensation” arrangement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and must now be amended to comply with the applicable provisions the final regulations promulgated thereunder;

Now, Therefore, the Plan shall be amended effective as of January 1, 2009, as follows.

1.	Definitions:

1.1 Section 1.5 of the Plan shall be amended and restated in its entirety as follows:

“1.5 The term ‘Change in Control’ shall mean and be deemed to occur upon a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:

a.	A ‘Change in Equity Ownership’ means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Equity Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.	A ‘Change in Effective Control’ means that (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.	A ‘Change in the Ownership of Assets’ means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

d.	A ‘Change by Merger’ means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the company was beneficially owned before such transaction.”

1.2 Section 1.20 of the Plan shall be restated as follows:

“1.20 The term ‘Separation From Service,’ ‘Separation Date’ or ‘Separated From Service’ shall mean the later of the date on which (a) a Participant ceases to serve with the Company, the Bank, or their Affiliates, whether as a member of the Board of Directors, an employee or an independent contractor, or (b) the Company, the Bank, and such Participant reasonably anticipate that the Participant will perform no further services for the Company, the Bank or their Affiliates, whether as a member of the Board, as a common law employee or an independent contractor. Notwithstanding the foregoing, a Participant may be deemed to incur a Separation From Service hereunder if he or she continues to provide services to the Company, the Bank or another Affiliate, provided such services are not more than 20% of the average level of services performed by such Participant, whether as a director, an employee or independent contractor, during the immediately preceding 36-month period.”

1.3 Section 1.21 shall be added to the Plan to read in its entirety as follows:

“1.21 References to ‘key employee’ contained herein shall be deemed to refer to ‘Specified Employee’; a Specified Employee shall mean that a Participant is a ‘key employee’ of the Bank or an Affiliate, within the meaning of Code Section 416(i), (ii) or (iii), but determined without regard to paragraph (i)(5) thereof. A Participant who satisfies such requirement as of a December 31st shall be considered a Specified Employee hereunder during the 12-month period commencing on the immediately following April 1st.”

2.	Death Benefits:

2.1 Section 6.7 of the Plan shall be amended and restated as follows:

“6.7 Preretirement Death Benefits. (a) If a Participant first commences participation hereunder on or after January 1, 2007, and he or she dies while serving as a member of the Board of Directors, his or her Beneficiary shall receive the amount then credited to his or her Account. Payment shall be made or commence as of the Payment Date that coincides with or immediately follows the date of the Participant’s death.

(b) If a Participant first commenced participation hereunder before January 1, 2007, and he or she dies while serving as a member of the Board of Directors, his or her Beneficiary shall receive, in lieu of any benefit hereunder, a preretirement death benefit determined as follows:

i.	The amount of such benefit shall equal his or her Account accrued on or after January 1, 2007, and his or her Prior Plans Benefit. For this purpose, the term ‘Prior Plans Benefit’ means the preretirement death benefit available under the terms of the Prior Plans as of December 31, 2006; the Administrator shall maintain a record of such benefit, and the record of the Administrator shall be conclusive and binding as to such amount.

ii.	Such benefit shall commence on the Payment Date that coincides with or immediately follows the Participant’s date of death.

iii.	If a Participant elects to receive such benefit in less than 15 annual installments, the amount of each such payment or installment shall be determined by the Administrator with reference to the present value of such benefit, determined as of the Participant’s date of death using the Moody’s corporate bond rate in effect as of such date. The Administrator’s determination hereunder shall be final and binding on all persons.

iv.	The portion of such benefit that is determined with respect to a Participant’s Account shall continue to be credited with income, gain or loss during the installment payment period.

v.	As a condition of receiving a Prior Plans Benefit hereunder, a Participant shall be required to annually defer to this Plan, or a designated successor hereto, an amount not less than the amount fixed by the Administrator. If a Participant ceases deferrals hereunder or fails to defer such amount in any year, he or she shall not be entitled to receive such benefit hereunder.

(c) Payment of a preretirement death benefit hereunder shall be contingent upon the provision of such information as the Administrator may reasonably request, including, but not limited to a Participant’s death certificate.

(d) A Participant may direct that his or her preretirement death benefit be paid in the form of a single-sum or not more than 15 annual installment payments. Any such election shall be made in the form prescribed by the Administrator and shall be made at the time a Participant first defers under the Plan, determined in accordance with Section 3.2 hereof. Once made, any such election shall be irrevocable. If a Participant fails to timely make an election hereunder, his or her preretirement death benefit shall be distributed in the form of a single-sum.”

2.2 Section 6.8 of the Plan shall be amended and restated in its entirety as follows:

“6.8 Death After Separation From Service. If a Participant dies after he or she Separates From Service, his or her Beneficiary shall receive the amount then credited to his or her Account, if any. Each Participant shall elect whether (a) such amount shall be paid to his or her Beneficiary in the form of a single-sum, or (b) any installments otherwise payable to the deceased Participant shall be payable to his or her Beneficiary, in accordance with their terms. Each Participant shall make such election on the form prescribed by the Administrator when he or she first defers hereunder, determined in accordance with Section 3.2 hereof. Any such election shall be irrevocable. If a Participant fails to timely make such election, he or she shall be deemed to have elected receipt in the form of a single-sum.”

3.	General Provisions:

3.1 Section 10.8 of the Plan shall be restated as follows:

“10.8 Termination. The Board of Directors shall have the right, at any time, to terminate this Plan. In the event of any such termination, the Board shall provide written notice of any such action to each Participant hereunder, and:

a.	All deferrals shall cease as of the last day of the calendar year in which such termination occurs; and

b.	Each Participant’s Account shall be distributed in accordance with the provisions of the Plan and any elections permitted hereunder, as the same may be modified from time to time in accordance with Section 6.9 hereof.”

3.2 The following transition relief shall be added to section 10.19 of the Plan:

“(g)	Notwithstanding any provision of this Plan to the contrary, on or before December 31, 2008, or such earlier date as may be designated by the Administrator, each Participant hereunder shall be entitled to elect to:

i.	Modify the form in which his or her retirement benefits under Article 6 hereof shall be paid, including increasing or decreasing the number of installment payments;

ii.	Designate an in-service subaccount as a retirement subaccount or a retirement subaccount as an in-service subaccount; or

iii.	Designate the year in which any in-service subaccount shall be distributed, provided that such distribution shall not be earlier than November 15, 2009, and shall not postpone any payment otherwise due in the year such election is made.

iv.	Elect whether his or her Account or other death benefit shall be paid in the form of a single-sum or continuing installments as provided in Sections 6.7 and 6.8 hereof; if any such Participant fails to make such election, his or her Account shall be paid in the form of a single-sum.”

3.3 The following Section 10.20 shall be added to the Plan to read in its entirety as follows:

“10.20 Small Accounts. Notwithstanding any provisions of the Plan to the contrary, if the value of a Participant’s Account is not more than the applicable limit determined under Code Section 402(g) as of his or her Disability, death, Separation Date or Payment Date, as the case may be, then notwithstanding any provision of the Plan to the contrary, the Committee shall distribute such amount to the Participant in the form of an immediate single-sum payment as of such date.”

3.4 The following Section 10.21 shall be added to the Plan to read in its entirety as follows:

“10.21 Specified Employee Delay. Notwithstanding any provision of the Plan to the contrary, if a Participant is a Specified Employee as of his or her Separation Date, the commencement of any benefit or distribution made on account of his or her separation from service within the meaning of Code Section 409A shall be delayed until the later of (a) the first business day of the seventh whole calendar month following his or her Separation Date, or (b) his or her Payment Date. In the event of any delay hereunder, the first payment shall include, without liability for interest or loss of investment opportunity thereon, the principal amount of any benefits otherwise payable between the actual commencement of such benefits and such Participant’s Payment Date.”

This Final 409A Compliance Amendment was executed by an authorized officer of Renasant Bank, to be effective as of the date or dates set forth herein.

Renasant Bank

By:	/s/ E. Robinson McGraw

Its:	Chairman and Chief Executive Officer

Date:	December 16, 2008